Exhibit 99

NEWS RELEASE

[HECLA LOGO]


                 HECLA AFFIRMS VENEZUELAN REGULATORY COMPLIANCE

                              For Immediate Release
                                 March 10, 2004

         COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL:NYSE) today responded to reports that a small amount of gold production has been provisionally withheld from export from Venezuela, pending an administrative review. The Venezuelan government is reviewing the regulatory compliance of the country's entire gold mining sector. The company definitively states that Hecla is in full compliance with all tax, export and regulatory requirements and is providing documentation to the proper authorities for release of the property.

         The gold withheld amounted to approximately 5,000 ounces, or about 2% of Hecla's annual gold production. The market value of the gold is approximately $2 million.

         Hecla has consistently followed all regulatory requirements since acquiring the La Camorra gold mine in Venezuela in 1999, and has successfully passed all previous tax audits. In fact, Hecla is owed approximately $4 million in refunds of value-added tax from the Venezuelan government.

         Hecla is in the process of providing all documentation necessary to satisfy the review and fully expects the matter to be cleared up completely and in a timely manner.

         Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 113-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

         Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.


                    Contact: Vicki Veltkamp, vice president -
                  investor and public relations, 208/769-4144

                    Hecla's Home Page can be accessed on the Internet at http://www.hecla-mining.com



       6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408
                         208/769-4100 o FAX 208/769-7612